Exhibit 10.1

October 28, 2009

Stephen J. Turner
34620 SE Curtis Road
Snoqualmie, WA 98065

Richard M. Levy
12118 SE 21st
Bellevue, WA 98005

Gentlemen:

This letter confirms our agreement with respect to your employment with SCOLR Pharma, Inc. (the “Company”).  The Company has entered into employment agreements with each of you dated April 14, 2008 (“Employment Agreements”).  Except as specifically modified hereby, the terms and conditions of the Employment Agreements shall remain in full force and effect.

1.
Notwithstanding the provisions of Section 4.1 of the Employment Agreements, effective November 1, 2009, you agree to accept a reduction in cash compensation for performance of your duties to the Company to a rate of $175,000 per year.  For all other purposes of your respective employment agreements, the amount of the “Base Salary” shall continue as set forth in your individual Employment Agreement.

2.
In connection with the execution of this letter agreement, the Company has granted each of you vested options to purchase 500,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan.

3.
The Company has agreed that all stock options granted to you under the 2004 Equity Incentive Plan or 1995 Stock Option Plan, including options granted after this date, shall be exercisable for two years after termination of your employment with the Company (for any reason), provided, however, that no such stock options shall be exercisable beyond their scheduled expiration date.

Please confirm your agreement with the foregoing by signing a copy of this letter below.

Regards,
SCOLR Pharma, Inc.

/s/ Michael N. Taglich
Michael N. Taglich
Chairman of the Board

Accepted and Agreed this 2nd day of November, 2009

/s/ Stephen J. Turner
Stephen J. Turner

/s/ Richard M. Levy
Richard M. Levy